As filed with the Securities and Exchange Commission on March 10, 2005 Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (No. 333-86834)
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933
GENUS, INC.
(Exact name of Registrant as specified in its charter)
California		94-2790804
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1139 Karlstad Drive Sunnyvale, California 94086 (408) 747-7120
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
William W. R. Elder President and Chief Executive Officer Genus, Inc. 1139 Karlstad Drive Sunnyvale, California 94086 (408) 747-7120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas Sauermilch, Esq. McDermott Will & Emery LLP 50 Rockefeller Plaza New York, New York 10020 (212) 547-5400		Mark Reinstra, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-86834) (the "Registration Statement") of Genus, Inc., a California corporation ("Genus"), pertaining to the registration of 726,980 shares of Genus common stock, no par value per share ("Genus Common Stock"), to which this Post-Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on April 23, 2002 and the first post-effective amendment was filed on August 23, 2002.

AIXTRON AG, a company organized and existing under the laws of Germany ("AIXTRON") and Genus entered into an Agreement and Plan of Merger dated as of July 1, 2004 (the "Merger Agreement"), pursuant to which, among other things, Genus would be merged with and into a California corporation, and each outstanding share of Genus Common Stock would be converted into the right to receive .51 AIXTRON American depositary shares, and cash in lieu of any fractional shares (these actions are collectively referred to as the "Merger").

On September 30, 2004, AIXTRON held an extraordinary general meeting at which AIXTRON shareholders approved the creation of authorized share capital in connection with the Merger. On March 10, 2005, Genus held a special meeting of shareholders at which Genus shareholders approved the Merger Agreement. The Merger became effective as specified in an Agreement of Merger filed with the Secretary of State of the State of California on March 10, 2005 (the "Effective Time").

As a result of the Merger, Genus has terminated all offerings of Genus Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Genus in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Genus Common Stock which remain unsold at the termination of the offering, Genus hereby removes from registration all shares of Genus Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-86834) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 10, 2005.

GENUS, INC.

By:	/s/ William W.R. Elder
William W. R. Elder
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-86834) has been signed by the following persons on March 10, 2005 in the capacities indicated:

Signature	Title

/s/ William W.R. Elder	President and Chief Executive Officer
(William W.R. Elder)	(Principal Executive Officer)

/s/ Shum Mukherjee	Chief Financial Officer (Principal Financial and
(Shum Mukherjee)	Accounting Officer)

/s/ Paul K. Hyland	Director
(Paul K. Hyland)

/s/ Barbara S. Drenkelfort	Director
(Barbara S. Drenkelfort)